UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             April 30, 2007

155 East Tropicana, LLC

(Exact name of registrant as specified in its charter)

Nevada	333-124924	20-1363044
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (702) 597-6076

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01               Entry into a Material Definitive Agreement.

On April 30, 2007, 155 East Tropicana, LLC (the “Company”) entered into a definitive Asset Purchase Agreement (the “Agreement”) with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC.

Under the terms of the Agreement, the Buyer has offered to purchase essentially all of the assets of the Company for a purchase price of $95 million in cash, the payment of certain accrued royalties, and the assumption of certain outstanding liabilities of the Company. The Buyer will also be responsible for the Company’s $130 million in principal amount of 8 ¾% Senior Secured Notes due 2012.

The Agreement provides for a closing by October 31, 2007; but under certain conditions may be closed as late as June 30, 2008. The closing will be subject to the completion of due diligence, financing, and licensing, among other customary conditions. The Agreement also requires that certain additional related agreements be completed no later than May 7, 2007. Because all the related agreements have not been signed, there can be no assurance that (i) the Agreement will not expire on May 7, 2007, (ii) all related agreements will ever be completed, (iii) the conditions to closing under the Agreement will ever be satisfied, or (iv) any transaction contemplated under the Agreement will be consummated.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which is attached as Exhibit 10.1 and incorporated herein by reference.  A copy of the May 4, 2007 press release announcing the Agreement is attached hereto as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 10.1 – Asset Purchase Agreement signed April 30, 2007.

Exhibit 99.1 – Press Release issued on May 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 east tropicana, llc
(Registrant)

	By:	/s/ Deborah J. Pierce
Date: May 4, 2007		Deborah J. Pierce
	Its:	Chief Financial Officer